Exhibit (a)(2)

STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust is being duly executed and filed by David L. Williams, as an authorized person, to form a Delaware statutory trust, in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

•	First: The name of the statutory trust (the “Statutory Trust”) is

Privacore PCAAM Alternative Income Fund

•	Second: The name and address of the Registered Agent in the State of Delaware is
The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801 (New Castle County)

•	Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

•	Fourth: (Insert any other information the trustees determine to include therein.)

By:	/s/ David L. Williams
David L. Williams, Authorized Person